Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion or incorporation by reference of our report, dated March 30, 2016, with respect to the consolidated balance sheet of Chanticlecr Holdings. Inc. and subsidiaries (the “Company”) as of December 31. 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, in (i) the Company’s Registration Statement on Form S-3 (File No. 333-193144 and 333-195055). and (ii) the Company’s Registration Statement on Form S-8 (No. 333-193742). which report is included in this Annual report on Form 10-K of Chanticleer Holdings. Inc. and subsidiaries as of December 31, 2015 and for the year then ended.

/s/ Cherry Bekaert LLP

Charlotte. North Carolina March 30. 2016